Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into by and between LTX-Credence corporation (“LTXC” or “Company”), and Mark J. Gallenberger (“Employee”), effective as of April 29, 2014 (the “Effective Date”).

RECITALS:

WHEREAS, Employee is currently employed by Company, and the Board of Directors of Company (the “Board of Directors”) has determined that it is in the best interests of LTXC and its shareholders to ensure that LTXC will have the continued dedication of Employee, and, in order to accomplish this objective, the Board of Directors has caused Company to enter into this Agreement; and

WHEREAS, effective as of the Effective Date, Company desires to continue to employ Employee pursuant to the terms of this Agreement; and Employee desires to be employed pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, Company and Employee hereby agree as follows:

1. Employment Term. The term of this Agreement (the “Term”) will commence on the Effective Date and continue until terminated by either party in accordance with this Agreement.

2. Titles and Duties.

2.1 Employee shall initially serve the Company as its chief operating officer and chief financial officer, and will report to LTXC’s chief executive officer (the “CEO”). Company shall be entitled to change Employee’s title and reporting structure as needed to accommodate Company’s needs. Except for any preexisting roles as a director for any corporation other than the Company as of the Effective Date, Employee shall devote his entire professional work time, efforts, and loyalties to Company’s business and shall not continue nor undertake self-employment, nor employment for any other employer, (to include, but not limited to, serving as a consultant), or serve as an officer, agent or director of any corporation, partnership or other entity other than Company or other than a civic, charitable or other public service organization, except as Company may, in its discretion, approve in advance in writing. Employee further agrees to participate in no other activities during his employment that may conflict with the best interests of Company.

2.2 Employee agrees to follow such policies and procedures as Company may impose from time to time including, without limitation, LTXC’s Business Conduct Policy, a current copy of which is available to Employee via Company’s intranet.

2.3 In addition to the duties set forth in this Agreement, Employee agrees to perform such other duties as Company, acting through the CEO or Board of Directors, may reasonably require.

2.4 Employee’s primary work location shall be Norwood, Massachusetts. Reasonable travel may be required in the conduct of Employee’s duties.

3. Compensation.

3.1 Base Compensation. During the Term of this Agreement, Employee will receive a monthly base salary in the gross amount of $34,166.67 (equivalent to $410,000 per annum) (“Base Compensation”). Employee’s Base Compensation will be paid in installments in accordance with Company’s standard payroll practices and subject to all applicable payroll deductions and other withholdings. Employee’s Base Compensation may be adjusted from time to time and in the sole discretion of Company.

3.2 Annual Bonus. For each fiscal year after the Effective Date, Employee will be eligible to receive an annual bonus (“Annual Bonus”) pursuant to Company’s annual cash incentive plan applicable to executives (or any successor thereto) (the “Annual Bonus Plan”), as approved and updated each year by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Employee’s target Annual Bonus under the Annual Bonus Plan shall be determined by the Compensation Committee and shall be commensurate with the target annual bonus opportunity available to other similarly situated executives of Company generally (the “Target Annual Bonus”). Employee’s Target Annual Bonus initially shall be 50% of Employee’s annualized Base Compensation. The actual amount of Employee’s Annual Bonus shall be determined by the Compensation Committee. The payment of any such Annual Bonus shall be subject to all the terms and conditions of the applicable Annual Bonus Plan. Except as set forth in Sections 7.2(b) and (c), Employee must be an active employee of Company in good standing, as determined by LTXC in its sole discretion, on the date the Annual Bonus is distributed in order to be eligible for and to earn any Annual Bonus, as the Annual Bonus also serves as an incentive to remain employed by Company. Any Annual Bonus earned will be paid in accordance with LTXC’s customary timing and payroll practices for such payments.

3.3 Long-Term Compensation. For each fiscal year after the Effective Date, Employee shall be eligible to participate in any equity and/or other long-term compensation programs established by Company from time to time for executive officers. Employee’s target annual equity award opportunity shall be determined by the Compensation Committee.

4. Benefits. Employee may participate in all benefit programs that Company establishes and makes available to its employees, provided that Employee is eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in Company’s sole discretion.

5. Reimbursement of Business Expenses. Company will reimburse Employee for all reasonable business expenses, conditioned upon Employee’s submission of written documentation in support of claimed reimbursement of such expenses, and consistent with Exhibit A to this Agreement and Company’s expense reimbursement policies in effect from time to time.

6. Paid Time Off. Employee shall be entitled to paid time off each calendar year consistent with Company’s vacation and other paid time off policies in effect from time to time. Employee shall also be entitled to the same standard paid holidays given by Company to employees generally.

7. Termination of Employment and Severance Benefits.

7.1 Employee’s employment with Company is at will, meaning that either party can terminate Employee’s employment at any time and for any reason or for no reason.

7.2 Without modifying the at-will nature of Employee’s employment with Company, if Employee’s employment is terminated by Company without Cause, or if Employee resigns his employment with Company for “Good Reason” (with “Cause,” and “Good Reason” having the meanings assigned to them below), Employee will be entitled to receive the following severance benefits, subject to Employee’s proper execution of and failure to timely revoke a severance and release agreement in the form provided by Company (the “Release Agreement”) and in accordance with Exhibit A to this Agreement:

(a) commencing on the Payment Date (as defined below) and continuing for a period of twelve (12) months thereafter, Company shall continue to pay Employee, in accordance with its regularly established payroll procedures and practices, Employee’s then-current Base Compensation, even though Employee will no longer be employed by Company during that time;

(b) on the later of the Payment Date and the 15th day following the end of the fiscal quarter in which Employee’s employment terminates, Company will pay Employee in a lump sum a pro rata portion of Employee’s Target Annual Bonus in an amount as follows: Employee’s Target Annual Bonus times a fraction, the numerator of which is the number of calendar days Employee was an employee during the relevant fiscal year, and the denominator of which is 365;

(c) on the later of the Payment Date and the 15th day following the end of the fiscal quarter in which Employee’s employment terminates, Company will pay Employee in a lump sum an amount equal to Employee’s Target Annual Bonus;

(d) Solely for the purpose of satisfying time based vesting conditions for then outstanding equity awards, Employee will be deemed to have been employed by the Company until the date that is twelve (12) months following the date of Employee’s termination, such that the vesting of all equity awards scheduled to vest during such time period will accelerate and become exercisable or realizable as of the Payment Date; and

(e) provided Employee is eligible for and elects to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et. seq., and provided Employee continues to pay the share of the premium for such coverage that Employee paid as of his termination date, for a period of 12 months following Employee’s termination date (unless Employee ceases being eligible, such as through becoming covered by another employer), Company will pay the remainder of the insurance premium for Employee’s coverage (and Employee will be able to continue coverage for a longer period, if eligible, at Employee’s full expense).

No severance benefits under clauses (a), (b), (c) , or (d) of this Section 7.2 shall be paid under this Agreement unless Employee first executes and does not revoke the Release Agreement within 60 days following the date of termination, which provides for a release of any and all claims that Employee has or might have against Company and the other parties specified therein. The severance benefits shall be paid or commence on the first payroll period following the date the Release Agreement becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

7.3 For purposes of this Agreement, the following terms will have the following definitions:

(a) “Cause” shall mean a finding by the CEO or the Board of Directors that Employee:

(i) failed to perform assigned duties diligently or effectively or was negligent in the performance of such duties;

(ii) breached this Agreement or any other agreement or material company policy applicable to Employee;

(iii) engaged in misconduct, fraud, or embezzlement;

(iv) engaged in any conduct that is harmful to the business, interests or reputation of LTXC or any of its affiliates or subsidiaries; or

(v) was convicted of, or pleaded guilty or nolo contendere to, any misdemeanor related to Employee’s employment, or to a felony.

(b) “Good Reason” shall mean any of the following, provided that Employee must provide written notice to Company within 90 days following the occurrence of the event that Employee believes gives rise to Good Reason, with 30 days for Company to cure the event and, if not then cured, Employee must actually terminate his employment for such reason within 30 days after Company’s deadline for curing the event has passed:

(i) A material diminution in Employee’s Base Compensation unless such diminution was applied consistently to other similarly situated employees; or

(ii) A change in the primary work location of Employee of more than one hundred (100) miles from the current location as a condition of your continuing employment.

7.4 This Agreement shall terminate automatically upon Employee’s death or Disability, with “Disability” meaning any medically determinable physical or mental impairment that has lasted or can be expected to last for a continuous period of not less than 12 months that renders Employee unable to perform his duties pursuant to this Agreement with reasonable accommodation. Upon a termination for death or Disability, Employee or Employee’s survivors shall be entitled to receive the benefits described in Sections 7.2(b), (c), and (e), but none of the other benefits payable pursuant to that section.

7.5 To the extent Employee becomes entitled to severance or benefits under the Change-of-Control Agreement (as defined in Section 14 of this Agreement) if a Change of Control (as defined in the Change-of-Control Agreement) occurs, Employee shall not be entitled to any severance or benefits under this Agreement. Solely for purposes of Section 6(a) of the Change-of-Control Agreement, if the applicable Change of Control constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), any compensation or benefits due to Employee under Section 6(a) of the Change-of-Control Agreement shall be paid in accordance with the terms of the Change-of-Control Agreement as then in effect; and if the applicable Change of Control does not constitute such a “change in control event,” any compensation or benefits due to Employee under Section 6(a) of the Change-of-Control Agreement shall be paid to Employee in equal monthly installments commencing on the Payment Date and continuing for a period of 24 months thereafter in accordance with Company’s regularly established payroll procedures and practices, notwithstanding the terms of the Change-of-Control Agreement as then in effect.

8. Confidentiality.

8.1 Employee acknowledges that by association with LTXC and its direct and indirect subsidiaries and affiliates, Employee will have access to LTXC’s confidential and proprietary information and trade secrets. Employee acknowledges that LTXC’s business and future success depends on preservation of its trade secrets and other confidential, proprietary information. The trade secrets and confidential proprietary information include, but are not limited to, the following: customer lists, relationships with and names of customers, contracts with customers, market surveys and plans, business development plans, marketing strategies, products, processes, services, source codes, suppliers and related matters, and also includes information relating to research, development, inventions, manufacturing, purchasing, accounting, engineering, and potential patents and/or copyrights (hereinafter referred to as “Confidential Information”). For the duration of his employment and indefinitely thereafter, Employee agrees to keep such information confidential, and to use it only to benefit LTXC’s business and not to communicate the same, directly or indirectly, or use LTXC’s Confidential Information or trade secrets to the benefit of any person, firm, corporation or any entity other than LTXC and its direct or indirect subsidiaries and affiliates.

8.2 Employee agrees that Employee shall not disclose to, or use except in the performance of Employee’s duties under this Agreement, any proprietary, trade secret or Confidential Information that belongs to any other party or Company. Employee will not disclose any Confidential Information to any person or entity other than employees of Company or use the same for any purposes (other than in the performance of his duties as an employee of Company) without written approval by an officer of Company, either during or after his employment with Company, unless and until such Confidential Information has become public knowledge without fault by Employee.

8.3 Upon termination of this Agreement, regardless of how termination is effected, or whenever requested by Company, Employee shall immediately return to Company all of Company’s property, including, but not limited to, all documents, records, notebooks, and similar repositories containing information provided to or developed by Employee during the term of his employment under the terms of this Agreement, including copies thereof, then in Employee’s possession or work area, whether prepared by Employee or others.

9. Ownership of Employee’s Ideas, Inventions, Developments or Improvements. All ideas, inventions, and other developments or improvements conceived of or reduced to practice by Employee, alone or with others, during the term of this Agreement, whether or not during working hours, that are within the scope of Company’s business operations or that relate to any of Company’s work or projects, shall be the exclusive property of Company. Employee agrees to assist Company, at Company’s expense, to obtain patents and/or copyrights on any such ideas, inventions, developments or improvements and agrees to execute all documents necessary to obtain such patents or copyrights in the name of Company. Further, all right, title and interest of every kind or nature, whether now known or unknown, in and to any intellectual property, including, but not limited to, any inventions, patents, trademarks, service marks, copyrights, ideas, creations, and properties invented, created, written, developed, furnished, produced or disclosed to Employee, in the course of rendering services to Company under and pursuant to this Agreement shall be and remain the sole and exclusive property of Company for any and all purposes and uses, and Employee shall have no right, title or interest of any kind or nature in or to such property, or in or to any results and/or proceeds from such property.

10. Solicitation. Employee agrees that, in addition to any other limitation, during Employee’s employment and for a period of twelve (12) months after the termination of this Agreement, Employee will not, on behalf of himself or on behalf of any other person, firm, corporation, or other entity directly or indirectly solicit, induce or influence any person, firm or entity which has a business relationship with Company or any of its subsidiaries, to discontinue or reduce or modify the extent of such relationship with Company or any of its subsidiaries.

11. Noncompetition. Employee acknowledges that, in the course of Employee’s employment with Company and its affiliates (including its predecessor and any successor entities), Employee has become familiar, or will become familiar, with Company’s and its affiliates’ trade secrets and with other confidential information, knowledge or data concerning Company, its affiliates and its predecessors, and that Employee’s services have been and will be of special, unique and extraordinary value to Company and its affiliates. Therefore, Employee agrees that, while employed and for a period of twelve (12) months following his termination of employment with LTXC for any reason (the “Noncompetition Period”), Employee shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director consultant, independent contractor or otherwise, and whether or not for compensation) or render services in any capacity to a Competing Business (as defined below), in any country in which Company or any of its affiliates conducts business. For purposes of this Agreement, a “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, engaged in any business in which Company or any of its affiliates engage, including the design, manufacture, sale, and/or servicing of automatic test equipment. Nothing herein shall prohibit Employee from being a passive owner of not more than 1% of the outstanding equity interest in any entity which is publicly traded, so long as Employee has no active participation in the business of such entity. Each of Employee and Company intends that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and for each and every jurisdiction within any other country where this provision is intended to be effective.

12. Certain Remedies.

12.1 The harm to Company from any breach of Employee’s obligations under or related to this Agreement may be difficult to determine and may be wholly or partially irreparable. Thus, Company may enforce such obligations by seeking an injunction in addition to seeking other appropriate relief. In addition to any other remedies provided herein, if any bond from Company is required in connection with such enforcement, the parties agree that a reasonable value of such bond shall be $5,000.

12.2 Employee acknowledges that the restrictive covenants contained in this Agreement are reasonable in relation to his position and the nature of Company’s business and that compliance with such covenants after his employment ends will not prevent him from pursuing his livelihood. Nevertheless, should any court or arbitrator find that any provision of these covenants is unreasonable in any respect, the parties agree that the covenants shall be interpreted, limited, and enforced to the maximum extent which the court or arbitrator deems legally enforceable.

13. Notices. Unless otherwise provided herein, any notice, request, certificate, or instrument required or permitted under this Agreement shall be in writing and shall be deemed “given” upon personal delivery to the party to be notified, one business day after deposit with an overnight courier, prepaid, or three business days after deposit thereof in the mail, by registered or certified mail, addressed to the party to receive notice at the address set forth above, postage prepaid. Either party may change its address by written notice to the other party.

If to Employee:	Mark J. Gallenberger
[Address]
[Address]

If to Company:	LTX-Credence Company
825 University Avenue
Norwood, MA 02062-2645
Attn: Chief Executive Officer

with a copy to:

LTX-Credence Company
825 University Avenue
Norwood, MA 02062-2645
Attn: General Counsel

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the employment relationship between Company and Employee. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof (including the Retention Agreement dated July 29, 2008), other than the October 3, 2000 Change-of-Control Employment Agreement, as modified by the June 20, 2008 Waiver Letter and as amended on October 8, 2008 (the “Change-of-Control Agreement”), which remains in full force and effect, except as specifically modified by Section 7 of this Agreement.

15. Modification. Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties; provided, however, that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by Employee and an authorized representative of Company.

16. Attorney Fees. If any suit or action is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this

Agreement, the party prevailing on an issue will be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees incurred in the preparation, prosecution, or defense of such arbitration, suit, or action as determined by the arbitrator or trial court and, if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

17. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations, shall not be a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand compliance.

18. Severability. In the event that any section or provision of this Agreement shall be held to be illegal or unenforceable, such section or provision shall be severed from this Agreement and the entire Agreement shall not fail as a result, but shall otherwise remain in full force and effect.

19. Binding Effect; Assignment. This Agreement shall inure to the benefit, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Company may merge or consolidate. In that this Agreement is a personal services contract, it shall not be assigned by Employee. This Agreement shall be assignable, without the consent of Employee, by Company only to an acquirer of all or substantially all of the assets of Company.

20. Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the state and nation of Employee’s primary work location.

21. Section 409A. It is the intention of the parties to this Agreement that the terms of this Agreement comply with, or be exempt from, Section 409A of the Code and the guidance issued thereunder (“Section 409A”) and that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Employee or Company with regard to Section 409A. This Agreement shall be interpreted, construed and administered to that end and consistent with that objective.

22. Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

23. Acknowledgement. EMPLOYEE REPRESENTS AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AGREEMENT WITH AN ATTORNEY AND IS NOT RELYING ON ANY REPRESENTATION, PROMISE, OR INDUCEMENT MADE BY COMPANY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. EMPLOYEE FURTHER REPRESENTS AND AGREES THAT HE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS THE CONTENTS OF THIS AGREEMENT, FREELY AND VOLUNTARILY ASSENTS TO ALL OF THE TERMS AND CONDITIONS AND THIS AGREEMENT, AND EXECUTES THIS AGREEMENT OF HIS OWN FREE ACT AND WILL.

[signature page follows]

IN WITNESS WHEREOF, Company has caused this Agreement to be signed by its duly authorized representative, and Employee has hereunder set his name as of the date of this Agreement.

COMPANY		EMPLOYEE

/s/ David G. Tacelli 4/29/2014		/s/ Mark J. Gallenberger
By:	David G. Tacelli	Mark J. Gallenberger
Title:	President and Chief Executive Officer

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, any severance benefits that may be due under the Agreement shall begin only upon the date of Employee’s “separation from service” (determined as set forth below) which occurs on or after the termination of Employee’s employment. The following rules shall apply with respect to distribution of the severance benefits, if any, to be provided to Employee under the Agreement, as applicable:

(a) It is intended that each installment of the severance benefits due under the Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of Employee’s “separation from service” from Company, Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance benefits shall be made on the dates and terms set forth in the Agreement.

(c) If, as of the date of Employee’s “separation from service” from Company, Employee is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Employee’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii) Each installment of the severance benefits due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Employee’s “separation from service” from Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Employee’s second taxable year following the taxable year in which the separation from service occurs.

Exhibit A - Page 1

2. The determination of whether and when Employee’s separation from service from Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4. Company makes no representation or warranty and shall have no liability to Employee or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

Exhibit A - Page 2